Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-194682 on Form S-3 and Registration Statement No. 333-180340 and No. 333-89376 on Form S-8 of our report dated December 10, 2014, relating to the combined balance sheets as of December 29, 2013 (Successor) and December 30, 2012 (Predecessor), and the related combined statements of operations, comprehensive income, changes in parent company equity, and cash flows for each of the periods from July 26 to December 29, 2013 (Successor) and December 31, 2012 to July 25, 2013 (Predecessor), and each of the two years ended December 30, 2012 and January 1, 2012 (Predecessor) of the Power Solutions Business (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the acquisition of Power-One, Inc., including the Power Solutions Business, by ABB Ltd. and the basis of presentation of the carve-out combined financial statements), appearing in this Current Report dated December 10, 2014 on Form 8-K of Bel Fuse Inc. and subsidiaries.

/s/ Deloitte & Touche LLP

Los Angeles, California
December 10, 2014